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                                                                      EXHIBIT 11

                         THE MAJESTIC COMPANIES, LTD.

                       COMPUTATION OF LOSSES PER COMMON
                         AND COMMON EQUIVALENT SHARES

                For the years ended December 31, 1998 and 1997

                                                         1998                 1997
                                                         ----                 ----
Shares outstanding at beginning of period              4,024,758             920,329

Weighted average of common shares issued
during the period                                      7,963,664           3,009,463

Weighted average of common shares
outstanding during the period (adjusted for 3
for 1 stock split in 1998)                            11,988,422           3,929,792


Stock options and warrants outstanding-not
included as they have no dilutive effect                       -                   -

Shares used in computing earnings per
common share                                          11,988,422           3,929,792

Loss per common share ($2,373,288/11,988,422)

Loss per common share ($301,952)/3,929,792)          $      (.20)         $     (.08)
                                                     ===========          ==========

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